Exhibit 9.2
First Amendment to Note Purchase Agreement
     This First Amendment to Note Purchase Agreement (this “Amendment”) is made and entered into as of the 19th day of June, 2007 by save the World Air, Inc., a Nevada corporation (the “Issuer”) and those parties whose signatures appear on the signature page of this Amendment (individual a “Purchaser” and collectively the “Purchasers”).
Recitals
     A. The Issuer and the Purchasers are parties to that certain Note Purchase Agreement dated June ___, 2007 (the “Agreement”). Capitalized terms used in this amendment without definition shall have the meanings defined in the Note Purchase Agreement,
     B. Pursuant to the Agreement, the Issuer obtained from the Purchasers Commitments in the aggregate amount of $310,000 to purchase Notes and Warrants.
     C. The Agreement contemplated that the Issuer may accept Commitments in an aggregate amount of up to $500,000.
     D. The Issuer and the Purchasers wish to extend the date through which the Issuer may accept Commitments from June 19, 2007 to June 29, 2007.
     For good and valuable consideration, the Issuer and the Purchasers agree as follows:
     1. The last sentence of Section 4 of the Agreement is amended in its entirety to read as follows:
The Issuer may continue to accept Commitments from Purchasers and issue and sell Securities to Purchasers at Closings on the terms and subject to the conditions set forth in this Agreement until (i) the aggregate amount of the Commitments equals $500,000 or (ii) June 29, 2007, whichever shall first occur.
     2. This Amendment may be executed in one or more counterparts, all of which when taken together shall constitute one and the same agreement.
     3. Except as amended by this Amendment, the Agreement is and shall remain in full force and effect in accordance with its terms.
     In Witness Whereof the parties have executed this Amendment effective as of the date first above written.

“Issuer”	“Purchaser”
Save the World Air, Inc.

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